UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
 May 31, 2006

MENTOR CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-7955	41-0950791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mentor Drive
Santa Barbara, California  93111
(Address of principal executive offices, including zip code)

(805) 879-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

(i)  On May 31, 2006, Mentor Corporation (the "Company") entered into a First Amendment to Credit Agreement (the "First Amendment"), which amends the Credit Agreement, dated as of May 25, 2005 (the "Credit Agreement"), among the Company, Bank of the West, as administrative agent, Union Bank of California, N. A., as syndication agent, Wells Fargo Bank, National Association, as documentation agent, and the lenders from time to time party thereto.

The First Amendment amends the Credit Agreement to permit the Company to consummate the sale of the Company's surgical urology and clinical and consumer healthcare business segments (collectively, the "Urology Business").  Additionally, the First Amendment modifies the minimum Adjusted Consolidated EBITDA covenant that the Company is required to comply with under the Credit Agreement.  The First Amendment also amends certain negative covenants contained in the Credit Agreement, including amendments to the covenants restricting the Company's ability to make investments and incur indebtedness and an amendment increasing the amount of its equity securities that the Company is permitted to repurchase.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the First Amendment, attached hereto as Exhibit 10.1 and incorporated by reference in its entirety herein.

(ii)  On June 2, 2006, the Chairman of the Compensation Committee pursuant to authority delegated to him by and based upon the recommendations of the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company, approved new annual base salaries and target bonus percentages for certain of its executive officers; awarded fiscal year 2006 bonuses to the Company's executive officers under its fiscal year 2006 compensation plan (the "Fiscal Year 2006 Bonuses") and awarded bonuses in connection with the sale of the Company's Urology Business to Coloplast A/S (the "Urology Transaction Bonuses"), as follows:

Base Salary and Target Bonus Percentages of Executive Officers:  Base salary and target bonus percentages for Fiscal Year 2007 were set for the executive officers at the Fiscal Year 2006 levels, other than with respect to David J. Adornetto, Vice President, Operations, whose base salary was increased to $300,000, and Cathy Ullery, Vice President, Human Resources, whose base salary was increased to $225,000 and target bonus percentage was increased to 75%.  The salary adjustments were retroactive to April 1, 2006, the first day of fiscal 2007.  Fiscal Year 2006 base salaries and target bonus percentages are set forth in the table below.  The terms of the Company's annual incentive bonus plan for Fiscal Year 2007 will be determined by the Compensation Committee at a later meeting.

Fiscal 2006 Bonuses and Urology Transaction Bonuses:

Annual Incentive Bonus Plan.  For fiscal year 2006, all U.S. management employees were eligible to participate in this plan.  Under this plan, participants were eligible to receive an annual incentive bonus equal to a designated percentage of their salaries.  To receive the Annual Incentive Bonus, a participant must be employed at the end of the fiscal year and when the bonus is distributed, and participants who were not actively employed for the full fiscal year will be eligible for a bonus on a pro-rated basis.  The maximum bonus percentage that participants can earn under this plan, assuming achievement of all individual goals and Company targets, ranged from 6.6% to 100% of their base salary, depending on the participant's managerial level.

The Annual Incentive Bonus Plan was designed around two general concepts: individual performance and Company achievement of its consolidated operating income targets.

Each participant was eligible to receive up to 30% of his or her total bonus potential under the Annual Incentive Bonus Plan, provided the Company's operating income, adjusted for extraordinary transactions, equals or exceeds its threshold for the year, as established by the Board of Directors at the beginning of the fiscal year.  The actual pay-out for this portion of the bonus was based on the participant's accomplishment of his or her specified objectives, as well as an assessment of his or her overall performance.

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Each participant was also eligible to receive up to an additional 70% of his or her total bonus potential under the Annual Incentive Bonus Plan, provided the Company's operating income, adjusted for extraordinary transactions, equals or exceeds its threshold for the year, which was also established by the Board of Directors.  This threshold was set higher than the minimum threshold required to trigger the 30% portion of the bonus described above.  Once the minimum threshold is achieved, further operating income targets on a sliding scale allow for a percentage of the bonus pay-out based on the level of actual corporate operating income achieved.  The participant's actual pay-out was adjusted based on an assessment of the individual's overall performance.

Consistent with prior years, the Chairman of the Compensation Committee considered whether profitability objectives, adjusted to exclude extraordinary transactions, such as the costs of the sale of the Urology Business to Coloplast, were met in determining whether a given executive met the criteria to receive a Fiscal Year 2006 bonus.  The payout percentages were met solely for the 30% of Target Bonus criteria.  No bonuses were paid for the remaining 70% of the Target Bonus criteria.

Urology Transaction Bonuses.  The Urology Transaction bonuses were awarded to approximately 105 employees of the Company, including the officers set forth below, who had significant involvement in the transaction upon its completion.  The Urology Transaction bonuses were awarded as a percentage of base salary, depending on the level of involvement of the individual in the transaction, for those persons not involved in sales activities, and based on the attainment of specified goals, for those involved in sales activities.

The following table sets forth the Fiscal Year 2006 and Urology Transaction Bonuses approved by the Chairman of the Compensation Committee for the Company's executive officers:

Name and Position	Fiscal 2006 Base Salary	Fiscal 2006 Target Bonus Percentage	Fiscal Year 2006 Bonuses (30% of Target Bonus)	Urology Transaction Bonuses (% of Fiscal 2006 Base Salary)
Joshua H. Levine President and Chief Executive Officer	$500,000	100%	$150,000	40%
Loren L. McFarland Vice President and Chief Financial Officer	300,000	75	67,500	75
Kathleen M. Beauchamp Vice President, Sales and Marketing	300,000	75	67,500	40
David J. Adornetto Vice President, Operations	275,000	75	61,875	40
A. Christopher Fawzy Vice President and General Counsel	240,000	60	43,200	75
Cathy Ullery Vice President, Human Resources	206,000	75	37,080	60
Clarke Scherff Vice President, Regulatory Compliance/ Quality Assurance	189,000	60	34,020	10

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Item 2.01        Completion of Acquisition or Disposition of Assets.

On June 2, 2006, the Company completed the disposition of its Urology Business to Coloplast A/S, a Danish Corporation ("Coloplast"), for a total consideration of $463,225,000, of which $456,137,500 was in cash and the remainder of which consisted of the value of certain foreign tax credits that the Company expects to realize arising from the transaction prior to the close.  On June 1, 2006 the Company's Porges SAS subsidiary sold certain intellectual property to Coloplast for $52 million which is included in the total consideration shown above.  The purchase price is subject to a post-closing adjustment based on the working capital of the acquired business as of the closing date, and a downward reduction in an amount equal to 50% of the amount of certain transfer taxes and related fees incurred in connection with the transaction, 50% of the cost of severance obligations in respect of certain former employees of the Urology Business who will not continue with the Urology Business following the closing of the transaction, and certain other administrative costs, all as set forth in the purchase agreement governing the transaction (the "Purchase Agreement").  A description of the Purchase Agreement is set forth in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2006 and is incorporated by reference in its entirety herein.

On June 2, 2006, the Company also completed the sale of its intellectual property, raw materials and tangible assets for the production of silicone male external catheters ("SMEC") relating to the Company's SMEC production facility in Anoka, Minnesota and its inventory of SMECs to Rochester Medical Corporation, for an aggregate purchase price of approximately $1.6 million.

Item 8.01        Other Events.

(i)         On June 2, 2006, the Company issued a press release relating to the closing of the disposition of its Urology Business.  The text of the press release is attached hereto as Exhibit 99.1 and is incorporated in its entirety herein by reference.

(ii)        As part of the Company's share repurchase program, the Company agreed on June 5, 2006, to repurchase from an investment partnership managed by ValueAct Capital 2,000,000 shares of its common stock at $42 per share, a 0.5% discount from the closing market price quoted on the New York Stock Exchange of $42.21 on June 5, 2006.  The 2.0 million shares were repurchased for a total of $84 million pursuant to the Company's continuing stock repurchase program and represent approximately 4.6% of outstanding shares before the transactions.  After the transactions, ValueAct Capital, through several of its investment partnerships, continues to own more than 2 million shares of Common Stock, or approximately 5% of the outstanding shares of the Company, and continues to be represented on the Company's Board of Directors by Mr. Jeff Ubben.  The repurchase of these shares was pre-approved by the Audit Committee and the Board of Directors with interested parties abstaining or not in attendance.

Approximately 3.3 million shares remain authorized for repurchase under the Company's stock repurchase program.  All shares repurchased under the program have been retired and are no longer deemed to be outstanding.  There is no guarantee that the remaining shares authorized for repurchase will ultimately be repurchased.

The additional shares available for repurchase are subject to limitations set forth in the Company's Credit Agreement previously entered into on May 26, 2005 and amended on May 31, 2006.  The amended Credit Agreement now permits the repurchase of up to $250,000,000 of equity securities, a portion of which was utilized in the repurchase described in the previous paragraph, leaving a remaining amount of $166,000,000.  In addition, after the entire $250,000,000 is utilized for such repurchases, the Company may repurchase during any four consecutive quarters additional equity securities in an amount limited to the Company's consolidated net income, less dividends paid, for the four most recent trailing quarters.

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Item 9.01          Financial Statements and Exhibits.

            (b)        Pro Forma Financial Information.

Pro forma financial information for the transactions described in Item 2.01 above will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the required filing date for this Current Report on Form 8-K, in accordance with Item 9.01(b) of Form 8-K.

            (d)        Exhibits.

Exhibit No.	Exhibit Title or Description
10.1

First Amendment to Credit Agreement dated as of May 31, 2006, amending that certain Credit Agreement, dated as of May 25, 2005, by and among the Company, Bank of the West, as administrative agent, Union Bank of California, N. A., as syndication agent, Wells Fargo Bank, National Association, as documentation agent, and the lenders from time to time party thereto.

99.1	Press Release Issued by Mentor Corporation, dated June 2, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mentor Corporation

Date: June 6, 2006	By:	/s/Loren L. McFarland
Loren L. McFarland
Chief Financial Officer

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Exhibit Index

Exhibit No.	Exhibit Title or Description
10.1

First Amendment to Credit Agreement dated as of May 31, 2006, amending that certain Credit Agreement, dated as of May 25, 2005, by and among the Company, Bank of the West, as administrative agent, Union Bank of California, N. A., as syndication agent, Wells Fargo Bank, National Association, as documentation agent, and the lenders from time to time party thereto.

99.1	Press Release Issued by Mentor Corporation, dated June 2, 2006

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